Exhibit 10.37

BETWEEN THE UNDERSIGNED:

DBV Technologies, a French public limited company (société anonyme) with share capital of 9,625,355.30 euros, registered in the Nanterre Trade Register under number 441 772 522, with its head office at 171-181, avenue Pierre Brossolette 92120 Montrouge, represented by Caroline Danière, in her capacity as Group Human Resources Director, duly authorized to act on behalf of DBV Technologies.

Hereinafter referred to as “the Company”,

ON THE ONE HAND,

AND

Virginie Boucinha, residing at 12 rue du Berger, Montreuil, born October 18, 1969, French nationality, social security number 2 69 10 91 326 047 12

Hereinafter referred to as Virginie

Boucinha or “the Employee”.

ON THE OTHER HAND,

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 – COMMITMENT

The present employment contract is concluded for an indefinite period, commencing on November 6, 2023, it being specified that Virginie Boucinha will benefit from an informational and preventative care visit to a health professional within three months of her hiring.

Virginie Boucinha acknowledges that she is free from any commitments or non-competition clauses.

Virginie Boucinha’s pre-employment declaration has been filed with the URSSAF des Hauts-de-Seine. Virginie Boucinha may exercise her right of access and rectification under French Law no. 78.17 of January 6, 1978.

DBV Technologies

Head office: 177-181 Avenue Pierre Brossolette – 92120 Montrouge

No. 441 772 522 Nanterre Trade Register

Tel: 01 55 42 78 78; Fax: 01 43 26 10 83

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In addition, and in accordance with Article D8223-1 et seq. of the French Labor Code, the Employee may obtain any information relating to the employer’s completion of this declaration of employment, by sending a written request to the relevant services, in particular the labor inspectorate or the Employee’s social security fund.

ARTICLE 2 – EMPLOYMENT AND QUALIFICATIONS

The Company has appointed Virginie Boucinha as Chief Financial Officer (Directeur Financier), with executive status.

In this capacity, Virginie Boucinha will serve on the Company’s Executive Committee. However, it is expressly agreed between the Parties that membership of the Company’s Executive Committee is not a determining factor in employee consent, and that any subsequent departure from this Committee would therefore not constitute a modification of the employment contract, but merely a change in working conditions.

This position falls under group XI of the French National Collective Bargaining Agreement for the Pharmaceutical Industry (La Convention collective nationale de l’industrie pharmaceutique), currently applicable in the Company.

Within the scope of her duties as defined by the collective bargaining agreement, the Employee will participate in the performance of work falling within the competencies for this position, as defined in the job classification.

In view of the need to adapt skills to changes in the Company, Virginie Boucinha’s duties may be adapted to the Company’s requirements at an equivalent group and level, without this constituting a change in her employment contract. Virginie Boucinha hereby undertakes to follow any adaptation training offered as part of her employment contract.

In the performance of her duties, Virginie Boucinha will be placed under the operational and functional authority of Daniel Tassé, Chief Executive Officer (Directeur Général), or any other person at an equivalent level.

ARTICLE 3 – TRIAL PERIOD

The Employee’s appointment can only be confirmed after a trial period of 4 months’ actual work, in accordance with the applicable legal and collective bargaining provisions.

During the trial period, each Party is free to withdraw from the contract by sending a registered letter with acknowledgment of receipt, respecting the legal notice period.

This period may be increased by periods of suspension of the employment contract during the trial period, in particular in the event of sick leave or workplace accident.

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This trial period cannot be extended on account of the notice period.

During the trial period, the Employee undertakes to provide all the information required to draw up her dossier.

ARTICLE 4 – COMPENSATION AND WORKING HOURS

In view of the responsibilities entrusted to her, which involve a high degree of independence in the organization of her schedule, her authorization to make independent decisions, and her remuneration, which is among the highest in the Company, Virginie Boucinha qualifies as a senior executive as defined by the French Labor Code.

As a result, Virginie Boucinha is not subject to the legal and collective bargaining rules governing working hours, and in particular is not required to keep a record of her working hours (Article L.3111-2 of the French Labor Code).

Virginie Boucinha receives flat-rate compensation for her work, on the understanding that there is no link between the amount of this compensation and actual working hours.

This annual compensation consists of the following elements:

•	A fixed portion amounting to 295,000 euros gross per year, payable in twelve equal monthly installments.

•

A variable portion equivalent to 40% of her gross annual base salary. This payment will be conditional on the achievement of individual and collective annual targets, in accordance with the Company’s own terms and conditions.

It has also been agreed to grant her, as part of the collective share allocation plan taking place at the end of November 2023, subject to approval by the Board of Directors on November 20, 2023: 113,000 stock options and 19,000 free shares subject to an attendance requirement, as defined in the detailed plan regulations, which Virginie Boucinha will receive following approval.

ARTICLE 5 – PLACE OF WORK

For information purposes and subject to the provisions below, Virginie Boucinha will perform her duties at the Company’s premises at 177-181 avenue Pierre Brossolette, Montrouge (92).

In view of the nature of her duties, Virginie Boucinha undertakes to accept any change in her place of work that may be justified by changes in the Company’s business, organization or, more generally, the smooth running of the Company (in the context of the conclusion of partnership contracts, or the creation or relocation of a Company-owned establishment). This mobility may be exercised throughout the Paris region, in the following French departments: 75, 77, 78, 91, 92, 93 and 94.

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ARTICLE 6 – OCCASIONAL TRAVEL AND COMPENSATION

Virginie Boucinha may be required to make occasional business trips, in the course of her duties, in France or abroad, in particular to any research and/or manufacturing establishment working in collaboration with the Company. To do so, she must have a valid passport that can be used for travel abroad. The Employee agrees to undertake all business travel necessary for the performance of her duties.

Business expenses incurred by Virginie Boucinha in the performance of her duties and in accordance with the Company’s instructions will be reimbursed on presentation of receipts at the end of each month, in accordance with the reimbursement terms and conditions set by the Company on the date the expenses were incurred.

ARTICLE 7 – OBLIGATIONS OF VIRGINIE BOUCINHA

➣	Discretion

In view of her duties and responsibilities, Virginie Boucinha is bound by an obligation of absolute discretion with regard to all matters concerning the performance of her duties, to secrets or special processes relating to research, manufacturing, trade or the organization of the Company, without this list being considered exhaustive.

Virginie Boucinha acknowledges that all non-public information and knowledge that she may acquire in the performance of this contract, including in particular, the results of the Company’s research work, all information concerning the products, equipment and processes used or developed by the Company, and all details concerning the Company’s contracts, customers or finances, are and must remain strictly confidential.

Consequently, they may not be used for purposes other than those provided for in this contract, and may under no circumstances be communicated, made visible or accessible to third parties, nor may they be made public without the Company’s prior agreement. Virginie Boucinha undertakes to take every precaution to preserve the utmost confidentiality, both during the term of this contract and after its expiry or termination for any reason whatsoever.

In addition, Virginie Boucinha acknowledges that she may receive certain non-public information from third parties in the course of collaborations between the Company and those third parties, which is subject to confidentiality and limited use obligations. Virginie Boucinha undertakes to use (and not to copy, reproduce or duplicate) this information solely for the purposes for which it was communicated, and to disclose it only to those Company employees who need it for these purposes.

This obligation applies both to third parties and to Company employees.

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The Company reserves the right, in the event of infringement on her part, to claim damages for the harm caused, independently of any criminal sanctions it may incur.

➣	Company Equipment

Virginie Boucinha expressly agrees not to use the various items, equipment and documents made available to her for any purpose other than that authorized by the company.

All documents of any kind whatsoever, correspondence, circulars, memos and instructions, given by the Company to Virginie Boucinha or of which she may become aware in the course of her duties, and without the above list being considered exhaustive, as well as any equipment Virginie Boucinha may have in her possession for the performance of her duties, are confidential and remain the exclusive property of the Company. They must be returned to the Company immediately upon request and in the event of departure.

➣	Compliance with Instructions

Throughout her contract, Virginie Boucinha undertakes to comply with any instructions given to her by her employer and to abide by the rules governing the Company’s internal operations.

➣	Loyalty

In application of the principle of loyalty in the performance of the employment contract, throughout the term of her employment contract, the Employee undertakes not to engage directly or indirectly in any activity in competition with the Company.

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ARTICLE 8 – SUPPLEMENTARY PENSION AND PROVIDENT SCHEME

Virginie Boucinha is covered by the Régime de Prévoyance de l’Industrie Pharmaceutique (RPC) for provident benefits (insured by AXA—313, Terrasses de l’Arche—92727 NANTERRE Cedex) and medical expenses (insured by APGIS and managed by Aon – Service Frais Médicaux, 28 Allée de Bellevue – CS 70000, 16918 Angoulême – Cedex 9), as well as by supplementary schemes set up by unilateral decision of the employer. Information leaflets on the benefits in force have been given to the Employee.

The Employee will be affiliated to the AGIRC-ARRCO KLESIA supplementary pension fund (4 rue Marie-Georges Picquart 75017 Paris) to which DBV Technologies is affiliated.

ARTICLE 9 – ELECTRONIC SIGNATURE AND ELECTRONIC REGISTERED MAIL

Pursuant to the provisions of the French Civil Code and the French Postal and Electronic Communications Code currently in force, Virginie Boucinha:

•	Acknowledges that her electronic signature has the same legal value as her handwritten signature, and accepts this, in accordance with the provisions of Article 1367 of the aforementioned Code.

•

Confirms that the data relating to this signature (username and password) are of a personal and confidential nature and undertakes not to pass them on to any third party whatsoever. Any breach of this commitment may lead the Company to consider disciplinary action.

•	Declares that she accepts the electronic delivery of registered mail from DBV Technologies concerning the conclusion or performance of her employment contract.

Virginie Boucinha must inform the Personnel Department as soon as possible of her personal e-mail address to which these messages may be sent. If her e-mail address changes in the future, she must inform the department immediately.

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ARTICLE 10 – INTELLECTUAL AND/OR INDUSTRIAL PROPERTY RIGHTS

Virginie Boucinha recognizes the particular importance to the Company of protecting its industrial and intellectual property rights over all creations, and in particular all products, formulas, sequences, processes, applications and inventions, that the Employee creates, discovers or develops, whatever the legal nature of these creations (in particular trade secrets, patents, copyrights, software).

Consequently, if in the course of her duties, Virginie Boucinha creates any inventions whatsoever, whether patentable or not, or creates designs, models, methods, programs, formulas or processes relating to the Company’s activities, studies or research, whether or not they are likely to be protected, the resulting intellectual or industrial property rights will automatically belong to the Company as and when they are realized.

It is also noted that, in accordance with legal provisions, the economic rights to the software and documentation created by Virginie Boucinha in the course of her duties or on the Company’s instructions will automatically be vested in the Company, which alone will be entitled to exercise them.

Consequently, Virginie Boucinha undertakes not to profit from these creations, directly or indirectly, for her own account or for that of any third party, either during the term of this contract or after its expiry or termination for any reason whatsoever.

In particular, the Employee acknowledges that the Company has the right:

•

To apply for and obtain protection in its own name by all appropriate means, in particular by filing patent applications, both in France and abroad, and possibly by registering models and trademarks, it being understood that the inventors’ names will be mentioned in the patents, in accordance with the applicable rules in force.

•	To assign and/or license the industrial and intellectual property rights it holds to any other person or company in accordance with this Article.

•	To carry out any industrial, commercial or financial operations in which the rights held by it in accordance with this Article may be included.

In addition, Virginie Boucinha undertakes, both during the term of this contract and after its expiry or termination for any reason whatsoever, to make all declarations, complete all formalities and take all steps that may be necessary for the Company (or any other company that it may designate for this purpose) to assert the aforementioned rights and to enable the Company to obtain, maintain and defend the exploitation rights of the creations produced, the inventions made or the software developed in the performance of this Agreement.

The results obtained by the Employee in the performance of the present Agreement may be used for the preparation of scientific communications or publications, but may only be presented after the Company’s commercial interests have been protected, and in particular not before the Company has obtained the appropriate industrial protection by filing patent applications.

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Consequently, the Employee will have to submit a proposal to the Company and obtain its authorization before proceeding with any publication or other public communication concerning these results.

By signing this contract, Virginie Boucinha undertakes to refrain from any concealment and to declare, in particular, all accomplishments and inventions of which she is the author or co-author by communicating to the Company all information, studies, drawings, plans or documents in her possession relating to inventions or creations made by her or with her assistance.

ARTICLE 11 – INFORMATION

This employment relationship is governed by the following texts and provisions to which the employment contract sometimes refers, within the limits and according to the terms of their own application:

•	The legal, regulatory and collective bargaining provisions concerning the acquisition and taking of paid leave.

•

The French national collective bargaining agreement for the pharmaceutical industry currently applicable in the Company, which governs, in particular, the notice period in the event of termination of the employment contract.

•	Employer practices and decisions applicable by category.

The Parties undertake to comply with the legal, regulatory and collective bargaining provisions in force in the Company, as well as all the Company’s internal procedures and regulations.

Virginie Boucinha declares in particular that she has read the internal regulations and appendices.

ARTICLE 12 – GENERAL DATA PROTECTION REGULATION

In the course of managing its personnel, the Company collects personal data on employees, in particular their first and last names, addresses, telephone numbers, etc.

These personal data will only be processed or used insofar as this is necessary for:

•	Executing the employment contract (use of bank details, use of postal address for sending various correspondence, etc.)

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And

•

Meeting legal and/or regulatory obligations (use of last name, first name, date and place of birth, social security number for the DPAE (pre-employment declaration), and DSN (nominative social security declaration) with the URSSAF,

•	Using marital status and number of children to enroll in provident and health insurance plans.

Personal data will be kept for as long as is necessary for the performance of the contract, the fulfillment of the Company’s legal and regulatory obligations, and the exercise of the prerogatives conferred upon it by law and case law.

Throughout the period of storage of personal data, the Company takes all necessary steps to ensure the confidentiality and security of such data, in order to prevent damage, deletion or access by unauthorized third parties.

Access to personal data is strictly limited to Company employees authorized to process such data on the basis of their duties. The information collected may be communicated to third parties contractually bound to the Company for the performance of subcontracted tasks necessary for the management of the Employee’s contract. It is specified that, in the context of the performance of their services, third parties have only limited access to the data and are obliged to use it in compliance with the provisions of the applicable legislation on the protection of personal data.

In accordance with the applicable legal and regulatory provisions, the Employee has the right to access, rectify, transfer and request the deletion of her data, or to limit the processing of her data. The Employee may also, for legitimate reasons, object to the processing of data concerning her.

Drawn up in two original copies, one of which will be kept by Virginie Boucinha and the other by the Company, duly initialed, dated, and signed, preceded by the words “lu et approuvé, bon pour accord” (“read and approved, agreed”).

Lu et approuvé, bon pour accord	Lu et approuvé, bon pour accord

For the Company Caroline Danière Group Human Resources Director	The Employee Virginie Boucinha

/s/ Caroline Danière November 1, 2023	/s/ Virginie Boucinha November 1, 2023

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